Exhibit 99.1

                   Medical Staffing Network Holdings
            Announces Third Quarter 2007 Operating Results

  Record Quarterly Revenues of $154.7 Million, an Increase of 61.7%;
           Adjusted EBITDA Increase of 144% to $8.3 Million


    BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 6, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), the third largest diversified healthcare staffing company as measured by revenues, today reported revenues of $154.7 million for the third quarter of 2007, an increase of 64.6% from second quarter 2007 revenues of $94.0 million and an increase of 61.7% from third quarter 2006 revenues of $95.6 million. Net loss for the third quarter of 2007 was $1.7 million, or $0.06 per diluted share, as compared with net income for the third quarter of 2006 of $1.1 million, or $0.04 per diluted share. Net loss for the third quarter of 2007 included restructuring and other charges of $3.0 million, a $1.9 million non-cash goodwill impairment charge relating to the third quarter integration plan for the July 2, 2007, acquisition of InteliStaf Holdings, Inc. (InteliStaf) and a loss on early extinguishment of debt of $0.3 million. Excluding these charges, the Company's adjusted earnings before interest, taxes, depreciation and amortization (AEBITDA) for the third quarter of 2007 increased 144% to $8.3 million as compared to $3.4 million for the third quarter of 2006.

    Commenting on the third quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "The significant improvement in our third quarter results was driven by the contribution of revenues from the recent InteliStaf acquisition coupled with continued organic volume growth and gross margin expansion. Our focus on improving gross profit margins continues to have a substantial impact on our results. Gross profit percentage increased 120 basis points from the prior year quarter and would have been an increase of 190 basis points over the prior year quarter excluding the impact of the InteliStaf acquisition. We will continue to be focused on margin improvement going into 2008 and bringing the margins of business acquired from InteliStaf up to and in line with our pre-existing business."

    Mr. Adamson continued, "We are witnessing a blurring of the historically bright line separating demand for travel nurse services and per diem nurse services. A growing percentage of our business is neither travel assignments nor single per diem shifts but rather demand for local nurses working periods from a few weeks up to and beyond the traditional 13 week contract period of travel assignments. We believe that demand for this local contract service will continue to grow as availability of travel nurses remains challenging and clients look for greater continuity from local supplemental nurse service providers. As a result, MSN has been developing local contract services for clients over the past year and our experience suggests that this hybrid option is a preferred supplemental staffing solution, offering greater continuity and the access to the larger pool of local based nurses."

    Kevin S. Little, president and chief financial officer, commented, "In September, we announced our second acquisition of the quarter, AMR ProNurse. AMR has developed an industry leading process for the delivery of vendor management services (VMS), which we believe will represent a fast growing segment of the healthcare staffing market. Being in a position to provide per diem staffing, local contract services, travel nurse services and allied health staffing combined with an industry leading VMS process gives MSN an unmatched arsenal of healthcare staffing services to offer to client facilities."

    Mr. Adamson concluded, "We are very pleased with the post acquisition performance of both of our recent acquisitions and with the continued success of our margin improvement initiatives. We remain focused on margin improvement, now over a considerably larger platform, and believe that our third quarter results show that we have taken decisive steps towards accomplishing our stated intention of significantly improving our profitability."

    Gross profit was $37.0 million for the third quarter of 2007, an increase of 70.3% from the third quarter of 2006 gross profit of $21.7 million and 60.7% from the second quarter of 2007 gross profit of $23.0 million. Gross margin for the third quarter of 2007 was 23.9%, an increase from the gross margin of 22.7% for the third quarter of 2006 and a decrease from 24.5% for the second quarter of 2007. The 120 basis point improvement from the prior year quarter was primarily due to an increase in the bill-to-pay spread. The 60 basis point decrease from the second quarter was due to the blending of the businesses following the InteliStaf acquisition, as InteliStaf had a considerably lower gross margin than the Company.

    Selling, general and administrative expenses were $28.7 million, or 18.5% of revenues, in the third quarter of 2007 as compared with $18.4 million, or 19.2% of revenues, for the comparable prior year quarter and $19.3 million, or 20.5% of revenues, for the second quarter of 2007. The increase from both the second quarter of 2007 and the prior year quarter was primarily due to increased overhead costs associated with the acquisition of InteliStaf.

    Revenues were $339.2 million for the nine months ended September 30, 2007, an increase of 18.6% from revenues of $285.9 million for the comparable prior-year period. The Company essentially broke even for the nine months ended September 30, 2007, as compared with net loss of $2.2 million, or $0.07 per diluted share, for the comparable prior year period. Net loss for the nine months ended September 30, 2007, included restructuring and other charges of $3.0 million, a $1.9 million non-cash goodwill impairment charge relating to the third quarter integration plan for the acquisition of InteliStaf, and a loss on early extinguishment of debt of $0.3 million, and the net loss for the comparable prior year period included restructuring and other charges of $3.1 million and a $3.2 million non-cash goodwill impairment charge relating to a February 2006 initiative. Excluding these charges, the Company's AEBITDA for the nine months ended September 30, 2007, was $13.2 million as compared to $7.6 million for the comparable prior year period.

    Gross profit was $81.1 million for the nine months ended September 30, 2007, an increase of 29.5% from the gross profit of $62.6 million for the comparable prior year period. Gross margin for the nine months ended September 30, 2007, was 23.9%, an increase from the gross margin of 21.9% for the comparable prior year period. The 200 basis point improvement over the prior year was primarily due to an increase in the bill-to-pay spread partially offset by the lower margin business acquired in the InteliStaf acquisition.

    Selling, general and administrative expenses were $67.8 million, or 20.0% of revenues, for the nine months ended September 30, 2007, as compared with $55.0 million, or 19.2% of revenues, for the comparable prior year period. The increase from the prior year period was primarily due to increased overhead costs associated with the acquisition of InteliStaf.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Wednesday, November 7, 2007. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

    Reasons for Presentation of Non-GAAP Financial Measures

    Statements made in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is AEBITDA which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, restructuring and other charges, and non-cash impairment of goodwill, which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement table included within the condensed consolidated statements of operations includes a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

    This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact, including statements regarding the registrant's expected restructuring and acquisition-related integration costs and related charges. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant's actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues; our ability to maintain the revenue run-rate experienced in the first few months following the InteliStaf merger; our ability to maintain the level of success achieved to date with regards to the InteliStaf integration plan; our ability to maintain and increase market share and/or profitability; our ability to continue to generate significant amounts of cash flow from operations; our ability to sustain the improved self insurance claims experience; our ability to attract and retain qualified nurses and other healthcare personnel; the overall level of demand for services provided by temporary healthcare professionals; our ability to enter into and maintain contracts with hospital and healthcare facility clients on terms attractive to us; our ability to maintain the improvement in the spread between bill and pay rates; risks associated with our debt obligations; our ability to obtain additional financing, if required, in future periods; willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services; the general level of patient occupancy at our hospital and healthcare facility clients; the functioning of our information systems; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission certification; our clients' ability to pay us for our services; our ability to successfully implement our acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; the effect of liabilities and other claims asserted against us; the effect of competition in the markets we serve; our ability to carry out our business strategy; the departure of key officers and management personnel; and the effect of our recognition of an impairment to goodwill, if any. Additional information concerning these and other important factors can be found within the registrant's filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.



               MEDICAL STAFFING NETWORK HOLDINGS, INC.
           Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 30, Sept. 24, Sept. 30, Sept. 24,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Service revenues               $154,690    $95,646 $339,161  $285,923
Cost of services rendered       117,671     73,904  258,077   223,309
                               --------- --------- --------- ---------
  Gross profit                   37,019     21,742   81,084    62,614
                               --------- --------- --------- ---------
Operating expenses:
  Selling, general and
   administrative                28,671     18,358   67,810    55,024
  Depreciation and
   amortization                   1,662        927    3,453     2,982
  Restructuring and other
   charges                        2,978          -    2,978     3,089
  Impairment of goodwill          1,925          -    1,925     3,183
                               --------- --------- --------- ---------
Total operating expenses         35,236     19,285   76,166    64,278
                               --------- --------- --------- ---------
Income (loss) from operations     1,783      2,457    4,918    (1,664)
Loss on early extinguishment
 of debt                            278          -      278         -
Minority interest                    83          -       83         -
Interest expense, net             3,346        651    4,065     1,986
                               --------- --------- --------- ---------
Income (loss) before provision
 for (benefit from) income
 taxes                           (1,924)     1,806      492    (3,650)
Provision for (benefit from)
 income taxes                      (180)       722      586    (1,460)
                               --------- --------- --------- ---------
Net income (loss)              $ (1,744)   $ 1,084 $    (94) $ (2,190)
                               ========= ========= ========= =========

Basic and diluted net income
 (loss) per share              $  (0.06)   $  0.04 $      -  $  (0.07)
                               ========= ========= ========= =========

Weighted average shares
 outstanding:
  Basic                          30,262     30,257   30,262    30,246
  Diluted                        30,262     30,300   30,262    30,246

Reconciliation to AEBITDA:
Net income (loss)              $ (1,744)   $ 1,084 $    (94) $ (2,190)
Provision for (benefit from)
 income taxes                      (180)       722      586    (1,460)
Interest expense                  3,346        651    4,065     1,986
Loss on early extinguishment
 of debt                            278          -      278         -
Depreciation and amortizations    1,662        927    3,453     2,982
Restructuring and other
 charges                          2,978          -    2,978     3,089
Impairment of goodwill            1,925          -    1,925     3,183
                               --------- --------- --------- ---------
AEBITDA                        $  8,265    $ 3,384 $ 13,191  $  7,590
                               ========= ========= ========= =========

Summary cash flow information:
Cash flow (used in) provided
 by operating activities       $ (5,627)   $ 4,951 $ (2,566) $  8,937

Operating Statistics:
Hours worked                      3,657      2,346    8,158     7,016




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                Condensed Consolidated Balance Sheets
                      (unaudited; in thousands)

                                                    Sept. 30, Dec. 31,
                                                      2007      2006
                                                    --------- --------

ASSETS
Current assets:
  Cash and cash equivalents                          $    451 $    527
  Accounts receivable, net                            100,651   56,717
  Other current assets                                  8,331    4,082
                                                    --------- --------
    Total current assets                              109,433   61,326

Furniture and equipment, net                            9,623    7,691
Goodwill                                              183,894   99,097


Intangible assets, net                                 15,304    1,454
Other assets, net                                       6,122    1,583
                                                    --------- --------

Total assets                                         $324,376 $171,151
                                                    ========= ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses              $ 48,690 $ 17,244
  Accrued payroll and other current liabilities        13,926    7,863
  Current portion of long-term debt                     5,595        -
                                                    --------- --------
    Total current liabilities                          68,211   25,107

Long-term debt                                        124,000   17,036
Deferred income taxes                                   5,598    4,745
Other long-term obligations                             3,282    1,936
                                                    --------- --------
  Total liabilities                                   201,091   48,824

Minority interest                                         402        -

Commitments and contingencies

Total stockholders' equity                            122,883  122,327
                                                    --------- --------

Total liabilities and stockholders' equity           $324,376 $171,151
                                                    ========= ========



    CONTACT: Medical Staffing Network Holdings, Inc.
             Jeff Yesner, Vice President, Finance, 561-322-1303